Exhibit 10.3

To:	Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
	Attn:	John Servidio
	Telephone:	646-855-8900
	Facsimile:	704-208-2869

Re:	Issuer Warrant Transaction

Ref. No:	108248236

Date:	August 3, 2010
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and Teleflex Incorporated (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement, as published by ISDA, as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer; provided that, (a) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of Section 5(a)(vi); (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable Issuer to make the payment when due; and (iii) the payment is made within two Local Business Days of Issuer’s receipt of written notice of its failure to pay.”; and (c) “Threshold Amount” means USD 50 million).

     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	August 3, 2010

Effective Date:	August 9, 2010 or such other date as agreed between the parties, subject to Section 8(k) below

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD 1.00 (Ticker Symbol: “TFX”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation; provided that, the Number of Warrants for each Component shall be automatically increased as of the date of exercise by Dealer, as one of the Underwriters (as defined in the Underwriting Agreement), of their option pursuant to Section 2 of the Underwriting Agreement between Issuer and Goldman, Sachs & Co., Jefferies & Company, Inc., Morgan Stanley & Co. Incorporated, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the Underwriters (the “Underwriting Agreement”), by a number of Warrants (the “Additional Warrants”) equal to the product of (i) the Number of Warrants for such Component as reflected in Annex A hereto and (ii) a fraction (A) whose numerator is the aggregate principal amount of Convertible Securities issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”) and (B) whose denominator is the aggregate principal amount of Convertible Securities issued prior to such exercise (subject to a rounding convention determined by the Calculation Agent).

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 74.648

Premium:	USD [ ] (Premium per Warrant: USD [ ]); provided that, if the Number of Warrants is increased pursuant to the proviso to the definition of “Number of Warrants” above, an additional Premium equal to the product of (i) the sum of the number of Additional Warrants for all Components and (ii) the Premium per Warrant shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Securities.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component);

provided that, if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and

provided further that, if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its sole discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction); in which case, the Calculation Agent, in its good faith and commercially reasonable discretion, may determine the VWAP Price for such Expiration Date using its good faith estimate of the value of the Shares on such Expiration Date based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the VWAP Price for such Disrupted Day may be adjusted by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof but prior to such Scheduled Trading Day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” means December 1, 2018.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event determined by Dealer, in its good faith and reasonable discretion, based on the advice of counsel, to be an event that makes it reasonably necessary or advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer will notify Issuer promptly of any determination that a Regulatory Disruption has occurred.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller

(by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	As provided in Section 6(a) below.

Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that:

(i) Issuer may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Issuer delivers written notice to Dealer stating that Issuer has elected that Cash Settlement apply to every Component of the Transaction and Dealer delivers written consent to such election by Issuer, by the second (2nd) Scheduled Trading Day immediately following the day on which such notice is delivered by Issuer; provided that, such consent will not be unreasonably withheld;

(ii) on such notice delivery date, Issuer shall represent and warrant to Dealer in writing that, as of such notice delivery date:

(A) none of Issuer or any person that exercises influence over Issuer’s decision to elect Cash Settlement is aware of any material nonpublic information regarding Issuer or the Shares;

(B) Issuer is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws;

(C) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities;

(D) the capital of Issuer is adequate to conduct the business of Issuer and the capital of Issuer will continue to be adequate at the time of, or as a result of, Cash Settlement election by Issuer;

(E) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to incur debt beyond its ability to pay as such debts mature;

(F) Issuer has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(G) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(H) Issuer does not have, and will not attempt to exercise, any influence over how, when, whether or at what price Dealer effects any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Issuer delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately;

(iii) such Settlement Method Election shall apply to every Component; and

(iv) no event of default has occurred and is continuing under any indebtedness of the Issuer or its subsidiaries in an aggregate principal amount of USD 10.0 million or more.

Notwithstanding the foregoing, Dealer may refuse to give such consent with respect to Issuer’s Cash Settlement election if Dealer notifies Issuer that, in the reasonable judgment of Dealer based upon the advice of counsel, the election of Cash Settlement or any purchases of Shares that Dealer (or its affiliates) might make in connection therewith, as a result of events occurring after the Trade Date, would raise material risks under applicable securities laws.

Electing Party:	Issuer

Settlement Method Election Date:	The tenth (10th) Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Settlement Currency:	USD

Net Share Settlement:	If Net Share Settlement is applicable, then on each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Share valued at the VWAP Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable opinion of Issuer or Dealer, based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

Number of Shares to be Delivered:	In respect of any Settlement Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on the related Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero) divided by (B) such VWAP Price.

Settlement Price:	VWAP Price

VWAP Price:	For any Exchange Business Day, the New York Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “TFX.N <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:	If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.4, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction (and for the avoidance of doubt, Section 9.1(a) of the Equity Definitions shall not be applicable); provided that, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist solely as a result of the fact that Issuer is the issuer of the Shares.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, Calculation Agent Adjustment (including, without limitation, in respect of Extraordinary Dividends) shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(e) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any Dividend with an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Issuer’s obligations under this Transaction have been satisfied in full) the amount of which differs from the Ordinary Dividend Amount for such dividend or distribution. If no such ex-dividend date occurs within a regular quarterly dividend period, an ex-dividend date with a Dividend of zero (0) shall be deemed to have occurred on the last Scheduled Trading Day of such regular quarterly dividend period.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Ordinary Dividend Amount:	For the first Dividend on the Shares for which the ex-dividend date occurs during any regular quarterly dividend period of Issuer, USD 0.34, and for any other Dividend on the Shares for which the ex-dividend date occurs during the same regular quarterly dividend period, USD 0.00.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that, the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:	Applicable; provided however that, if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional

Termination Event under this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions will apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b)Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation
Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined based on the advice of counsel, in its reasonable discretion, to be reasonably necessary or advisable to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

For the avoidance of doubt, if Modified Calculation Agent Adjustment applies as a consequence of a Merger Event or Tender Offer, and so long as Section 12.2(e)(ii) or 12.3(d)(ii) does not apply, the Calculation Agent shall make adjustments pursuant to Section 12.2(e) or Section 12.3(d), as the case may be, of the Equity Definitions, to preserve the fair value of the relevant Transaction to the parties by making adjustments to account for the net economic gain obtained or loss suffered by Dealer (taking into account any gain or loss on Dealer’s Hedge Position in respect of the relevant Transaction and in each case applying consistent methodology (which, for the avoidance of doubt, will not be based on mid-market quotes but will be based on Dealer’s side of the market)) as a result of the occurrence of such Merger Event or Tender Offer.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that, Section 12.9(a)(ii) shall be amended by inserting, at the end thereof, the words “, after using commercially reasonable efforts to avoid such increased cost”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that, (i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above, must be available on commercially reasonable pricing terms, as anticipated on the Trade Date; provided that, the scheduled exercise or scheduled expiration of call options on the Shares (with a Trade Date of even date herewith) sold by Dealer to Issuer in accordance with the terms of such call options shall not provide the sole basis for the occurrence of a Hedging Disruption.”

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby modified by inserting in the third line thereof, after the words “to terminate the Transaction”, the following words:

“or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable; provided that, Section 12.9(a)(vi) shall be amended by inserting, in the first line thereof after the word “incur”, the words “, after using commercially reasonable efforts to avoid any increased costs contemplated hereunder”.

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	[ ]% per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	[ ]% per annum

Hedging Party:	Dealer for all applicable Additional Disruption Events.

Determining Party:	Dealer; provided that, upon receipt of written request from Issuer, Determining Party shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Issuer with a written explanation describing in reasonable detail any determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing Dealer’s proprietary models).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, upon receipt of written request from Issuer, Calculation Agent shall promptly (but in no event later than within seven (7) Scheduled Trading Days from the receipt of such request) provide Issuer with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal sources used in making such calculations, but without disclosing Dealer’s proprietary models).

4. Account Details:

Dealer Payment Instructions:

[ ]
ABA: No.:	[ ]
Acct.:	[ ]
Acct. No.	[ ]
SWIFT:	[ ]

Account for delivery of Shares to Dealer: To be provided by Dealer

Issuer Payment Instructions: To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is:

New York

The Office of Issuer for the Transaction is:

155 South Limerick Road, Limerick, Pennsylvania 19468

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Issuer:

	To:	Teleflex Incorporated
	Attention:	Richard A. Meier
155 South Limerick Road
Limerick, Pennsylvania 19468
	Telephone No.:	(610) 948-5100
	Facsimile No.:	(610) 948-5101

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, New York 10036
	Attention:	John Servidio
	Telephone No.:	(646) 855-7127
	Facsimile No.:	(704) 208-2869

7. Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date and as of the date of any election by Issuer of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).
     (iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.
     (iv) Issuer is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) for the purposes of inducing the purchase or sale of the Shares by others.
     (v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

     (vi) On the Trade Date, the Premium Payment Date and any Additional Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
     (vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).
     (viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (ix) (A) During the period starting on the first Expiration Date and ending on the last Expiration Date, but excluding any Open Trading Period, (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares will not be subject to a “restricted period,” as defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Settlement Period.
     “Open Trading Period” shall mean (i) a period commencing on March 5, 2018 and ending on March 23, 2018 and (ii) a period commencing on April 27, 2018 and ending on May 17, 2018, each subject to extension for any Market Disruption Event as determined by Dealer.
     (x) During the Settlement Period and on any other Exercise Date, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.
     (xii) Issuer agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
     (xiii) Any Shares issued or delivered in connection with the Transaction shall be duly authorized and validly issued, fully paid and non-assessable, and the issuance or delivery thereof shall not be subject to any preemptive or similar rights and shall, upon issuance, be accepted for listing or quotation on the Exchange. The Shares of Issuer initially issuable upon exercise of the Warrants have been reserved for issuance by all required corporate action of the Issuer.
     (b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the

Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
     (c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to Dealer is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Dealer represents to Issuer that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto agree and acknowledge that they intend for (A) this Confirmation to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) As a condition to the effectiveness of the Transaction, Issuer shall deliver to Dealer (A) an incumbency certificate, dated as of the Trade Date, of Issuer in customary form and (B) an opinion of counsel, dated as of the Effective Date (containing customary exceptions and qualifications) and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(v) and (xiii).
     8. Other Provisions:
     (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M., New York City time, on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that, if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that, Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash in the Settlement Currency equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws with respect to securities comprising Share Termination Delivery Units solely as a result of the fact that Issuer is the issuer of any Share Termination Delivery Units (or any security forming a part thereof). If, in the reasonable opinion of Issuer or Dealer, based on advice of counsel, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) permit delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.
     (b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer (and for the avoidance of doubt Issuer must make an election described in subclause (A) or (B) below) by notice to Dealer within two Exchange Business Days after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Exercise Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)
     (ii) If Issuer makes the election described in clause (b)(i)(A) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be; and
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on customary and commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Dealer, and shall provide for the delivery of customary accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.
     (iii) If Issuer makes the election described in clause (b)(i)(B) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable efforts to provide for the delivery of customary accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;
     (C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and
     (D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).
     (c) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliates may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its affiliates completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the VWAP Price on the last day of the Resale Period, has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).
     (d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 9.0% or more of the outstanding Shares on the date of determination or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations and other designated transactions) under Applicable Laws minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.
     (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 3,990,711 Shares (as such number may be adjusted from time to time in accordance with the provisions hereof) (the “Capped Number”). Issuer covenants to maintain a number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the day the Capped Number is determined and each day during the Transaction (such Shares, the “Available Shares”) equal to or greater than the Capped Number. In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). To the extent and for so long as Deficit Shares exist, Issuer shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Issuer shall not, until Issuer’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Issuer’s obligations to Dealer under the Transaction.
     (f) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Issuer under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

     (g) Adjustments. Dealer acknowledges and agrees that any adjustment by the Calculation Agent to the terms of the Transaction after the Trade Date that affects the Number of Shares to be Delivered or the Option Cash Settlement Amount, as applicable, would be an adjustment that is based on factors that would serve as an input to or theoretical modeling assumptions for the fair value of a fixed-for-fixed option on equity shares. These factors may include Issuer’s stock price and additional variables, including the strike price of the instrument, term of the instrument, expected dividends or other dilutive activities, stock borrow cost, interest rates, stock price volatility, Issuer’s credit spread or the ability to maintain a standard hedge position in the underlying shares.
     (h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
     (i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that, no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares resulting from such Potential Adjustment Event)” For the avoidance of doubt, the Calculation Agent shall make adjustments pursuant to Section 11.2(c) of the Definitions (as amended hereby) to preserve the fair value of the relevant Transaction to the parties by making adjustments to account for the net economic gain obtained or loss suffered by Dealer (taking into account any gain or loss on Dealer’s Hedge Position in respect of the relevant Transaction and, in each case, applying consistent methodology (which, for the avoidance of doubt, will not be based on mid-market quotes but will be based on Dealer’s side of the market)) as a result of the occurrence of such Potential Adjustment Event;
     (ii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or options on the Shares” at the end of the sentence;
     (iii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical phrase in both the third line thereof and the fifth line thereof and (y) by replacing the word “that” in both the third line thereof and the fifth line thereof with the words “whether or not such announcement”, (ii) Sections 12.2(b), 12.2(e), 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Merger Date” and “Tender Offer Date”, as the case may be, with the words “Announcement Date”, and (iii) (A) Section 12.2(e) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement Date”, the words “(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Merger Date or the date on which the Calculation Agent reasonably determines that the Merger Event, with respect to which such Announcement Date has occurred, will not be completed)” and (B) Section 12.3(d) shall be amended by inserting, in the first line thereof, after the newly inserted words “Announcement Date”, the words “(or, if the Calculation Agent reasonably determines that such adjustment is appropriate, on the relevant Tender Offer Date or the date on which the Calculation Agent reasonably determines that an event, with respect to which such Announcement Date has occurred, will not be completed)”.
     (iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence;

     (v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence; provided, however that, such amendment to Section 12.9(b)(iv) shall be deemed applicable to this Transaction solely until August 1, 2017 and shall deemed null and void with respect to any date occurring after such date; and
     (vi) Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.
     (i) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.
     (j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.
     (k) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that, with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
     (i) Dealer reasonably determines based on the advice of counsel that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines based on the advice of counsel that it is impractical or illegal to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements;
     (ii) at any time at which any Excess Ownership Position occurs, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists; provided that, Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists;
     (iii) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer, its subsidiaries and its and their respective employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become, or Issuer acquires knowledge based upon a public announcement by such a person or group, that such a person or group has become, the direct or indirect “beneficial owner,”

as defined in Rule 13d-3 under the Exchange Act, of the Issuer’s common equity representing more than 50% of the voting power of the Issuer’s common equity;
     (iv) consummation of (x) any recapitalization, reclassification or change of Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (y) any share exchange, consolidation or merger of Issuer pursuant to which the Shares will be converted into cash, securities or other property or assets, or any sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any person other than the Issuer or one of its subsidiaries; provided, however, that a transaction (A) as a result of which the holders of all classes of the Issuer’s common equity immediately prior to such transaction will own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or limited liability company (that is treated as a corporation for U.S. federal income tax purposes) or transferee or a direct or indirect parent thereof immediately after such transaction or (B) which is effected solely to change Issuer’s jurisdiction of incorporation into a jurisdiction within the United States of America and results in reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity or a direct or indirect parent thereof, shall not be an Additional Termination Event; provided further, that, for the avoidance of doubt, the sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of Issuer’s Commercial and/or Aerospace segments (as defined in Issuer’s condensed consolidated financial statements for the six months ended June 27, 2010) shall not constitute an Additional Termination Event; or
     (v) the Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of the Issuer.
     Notwithstanding the foregoing, a transaction or transactions described in clause (iii) or (iv) will not constitute an Additional Termination Event if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters appraisal rights and cash dividends) received or to be received by Issuer’s shareholders in connection with such transaction or transactions consists of shares of common stock or equivalent common equity that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.
     (l) Effectiveness. If, on or prior to the Effective Date, Dealer reasonably determines based in the advice of counsel that it is reasonably necessary or advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.
     (m) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is reasonably necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market.
     (n) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (o) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring the Issuer to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the relevant Trade Date (including, without limitation, where the Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).
     (p) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     (q) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Issuer and Dealer.
     (r) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     9. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.
     10. Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

     Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 704-208-2869.

Yours faithfully, BANK OF AMERICA, N.A.
By:
Name:
Title:

Agreed and Accepted By:

TELEFLEX INCORPORATED

By:
Name:
Title:

Annex A
For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date